Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports for the year ended December 31, 2025, dated February 24, 2026 (except for Note 14 and the effects thereof, as to which the date is May 12, 2026) with respect to the consolidated financial statements and internal control over financial reporting, dated February 24, 2026, of Bel Fuse Inc. included in the Current Report on Form 8-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Edison, New Jersey

May 12, 2026